                                                                  CONFORMED COPY

          STOCKHOLDER AGREEMENT dated as of August 22, 1994, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent") and the other parties signatory hereto (each a "Stockholder").

     WHEREAS, each Stockholder desires that Neutrogena Corporation, a Delaware corporation (the "Company"), Parent and JNJ Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into the Company (the "Merger"); and

     WHEREAS, each Stockholder is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement;

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     SECTION 1. Representations and Warranties. Each Stockholder severally represents and warrants to Parent as follows:

          (a) Such Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, the number of shares of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name in Schedule A hereto (such Stockholder's "Shares"). Except for such Stockholder's Shares and any other shares of Company Common Stock subject hereto, such Stockholder is not the record or beneficial owner of any shares of Company Common Stock.

          (b) This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which such Stockholder's Shares are subject. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholder's Shares, except for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          (c) Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under the existing terms of a trust of which such Stockholder is the trustee.

          (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (e) Such Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Such Stockholder acknowledges that the irrevocable proxy set forth in
     Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Sub.

     SECTION 2. Purchase and Sale of Shares. Each Stockholder hereby severally agrees to sell to Sub, and Sub hereby agrees to purchase, all Shares set forth opposite such Stockholder's name on Schedule A hereto, at a price per share equal to the price paid in the Offer; provided that such obligation to sell and such obligation to purchase is subject to Sub having accepted Shares for payment under the Offer and the Minimum Condition having been satisfied. Such Stockholder may tender such Shares into the Offer and Sub may direct that such Stockholder tender such Shares. Any Shares not purchased in the Offer will be purchased at the same time as payment is made under the Offer.

     SECTION 3. Covenants. Each Stockholder severally agrees with, and covenants to, Parent and, with respect to paragraph (c) below, each beneficiary of any revocable trust for which any Stockholder serves as trustee, agrees with and covenants to Parent, as follows:

          (a) Such Stockholder shall not, except as contemplated by the terms of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement of understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares,
     (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

          (b) Subject to Section 8, such Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of such Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, attorney or other adviser or representative of such Stockholder, whether or not such person is purporting to act on behalf of such Stockholder or otherwise, shall be deemed to be a violation of this Section 3(b) by such Stockholder.

          (c) Such Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

          (d) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

     SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and James R. Utaski, James R. Hilton and Peter S. Galloway, in

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

their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares against any Competing Transaction.

     (b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

     (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

     SECTION 5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

     SECTION 6. Legend. Each Stockholder agrees that such Stockholder will deliver to the Company, within 5 business days after the date hereof, any and all certificates representing such Stockholder's Shares in order that the Company may inscribe upon such certificates the following legend: "The shares of Common Stock, $.001 par value, of Neutrogena Corporation represented by this certificate are subject to a Stockholder Agreement dated as of August 22, 1994, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Neutrogena Corporation."

     SECTION 7. Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof (a) Parent or Sub would become, or could reasonably be expected to become an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL or the Certificate of Incorporation of the Company from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL) or (b) the issuance of Rights (as defined in the Rights Agreement) in accordance with the Rights Agreement would be triggered, then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

     SECTION 8. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

     SECTION 9. Further Assurances. Each Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be

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

necessary or desirable to carry out the provisions hereof and to vest the power to vote such Stockholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein.

     SECTION 10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms.

     SECTION 11. Miscellaneous. (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned such terms in the Merger Agreement.

     (b) All notices, request, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address set forth in Section 9.02 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth in Schedule A hereto, or such other address as may be specified in writing by such Stockholder.

     (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Stockholder when one or more counterparts have been signed by each of Parent and such Stockholder and delivered to Parent and such Stockholder.

     (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent.

     (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

     (i) Each Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement of any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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

     IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                               JOHNSON & JOHNSON,
                                               by /s/  RALPH S. LARSEN
                                                  --------------------------------------------
                                                  Name: Ralph S. Larsen
                                                  Title: Chairman and Chief Executive Officer

                                               LLOYD E. COTSEN, TRUSTEE OF THE COTSEN 1985
                                               TRUST,
                                               by /s/  LLOYD E. COTSEN
                                                  --------------------------------------------
                                                  Name: Lloyd E. Cotsen
                                                  Title: Trustee

                                               LLOYD E. COTSEN, TRUSTEE OF THE FIRST COTSEN
                                               CHARITABLE UNITRUST,
                                               by /s/  DASHA LEWIN
                                                  --------------------------------------------
                                                  Name: Dasha Lewin
                                                  Title: Special Trustee

                                               LLOYD E. COTSEN, TRUSTEE OF THE SECOND COTSEN
                                               CHARITABLE UNITRUST,
                                               by /s/  DASHA LEWIN
                                                  --------------------------------------------
                                                  Name: Dasha Lewin
                                                  Title: Special Trustee

                                               LLOYD E. COTSEN, TRUSTEE OF THE THIRD COTSEN
                                               CHARITABLE UNITRUST,
                                               by /s/  DASHA LEWIN
                                                  --------------------------------------------
                                                  Name: Dasha Lewin
                                                  Title: Special Trustee

                                               LLOYD E. COTSEN, TRUSTEE OF THE FOURTH COTSEN
                                               CHARITABLE UNITRUST,
                                               by /s/  DASHA LEWIN
                                                  --------------------------------------------
                                                  Name: Dasha Lewin
                                                  Title: Special Trustee

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

                                               LLOYD E. COTSEN, TRUSTEE OF THE REMAINDER TRUST
                                               (TRUST B) UNDER THE WILL OF JOANNE COTSEN,
                                               DECEASED,
                                               by /s/  LLOYD E. COTSEN
                                                  --------------------------------------------
                                                  Name: Lloyd E. Cotsen
                                                  Title: Trustee

                                               COTSEN FAMILY FOUNDATION, A CALIFORNIA
                                               NON-PROFIT PUBLIC BENEFIT CORP.,
                                               by /s/  DASHA LEWIN
                                                  --------------------------------------------
                                                  Name: Dasha Lewin
                                                  Title: Chief Financial Officer and Secretary

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

                               FORM OF SCHEDULE A

                                                               NUMBER OF       PERCENTAGE OF SHARES
           STOCKHOLDER                NATURE OF OWNERSHIP     SHARES OWNED         OUTSTANDING
           -----------                -------------------     ------------     --------------------
Lloyd E. Cotsen,                      Record & Beneficial       2,509,850               9.8%
  Trustee of the Cotsen 1985 Trust

*Lloyd E. Cotsen,                     Record & Beneficial         148,000               .58%
  Trustee of The First Cotsen
  Charitable Unitrust

*Lloyd E. Cotsen,                     Record & Beneficial         148,000               .58%
  Trustee of The Second Cotsen
  Charitable Unitrust

*Lloyd E. Cotsen,                     Record & Beneficial         148,000               .58%
  Trustee of The Third Cotsen
  Charitable Unitrust

*Lloyd E. Cotsen,                     Record & Beneficial       1,436,733               5.6%
  Trustee of The Fourth Cotsen
  Charitable Unitrust

Lloyd E. Cotsen,                      Record & Beneficial       3,808,413              14.8%
  Trustee of the Remainder Trust
  (Trust B) under The Will of
  JoAnne Cotsen, Deceased

Cotsen Family Foundation,                    Record             1,670,000               6.5%
  a California Non-Profit
  Public Benefit Corp.


- ---------------
* Executed by Dasha Lewin, Special Trustee.

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